SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CORTLAND BANCORP

(Name of Registrant as Specified in its Charter)

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Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual	April 10, 2001	The Cortland Savings and Banking Company

Meeting:	7:00 p.m., EST	194 West Main Street

Cortland, Ohio 44410

Record Date:	8:00 a.m., EST, March 1, 2001. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. Cumulative voting is not allowed in the election of directors. On the record date, Cortland Bancorp had 3,812,254 shares of common stock outstanding.

Agenda:	1. To elect 4 directors to serve for terms of 3 years until the Annual Meeting in 2004 and until their successors are elected and qualified.

2. To transact any other business that may properly come before the meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors. The management proxies will use their discretion on any other matters that may arise. If a nominee cannot or will not serve as a director, the management proxies will vote for a person nominated by the Board to serve as a director and whom the Board believes will embrace our present philosophy, policies, and strategies.

Proxies Solicited By:	The Board of Directors. The cost of the solicitation is being borne by Cortland Bancorp.

First Mailing Date:	We anticipate mailing this proxy statement on or about March 15, 2001

Revoking Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. There are several ways you may revoke your proxy. You may deliver a signed, written revocation letter, dated later than the proxy; you may deliver a signed proxy, dated later than the first proxy; or you may attend the Annual Meeting and vote in person or by proxy.

Note on Stock Dividend:	All shares, share prices and related figures are restated in this proxy statement to reflect the 3% stock dividend paid January 1, 2001.

Your Comments:	Your comments about any and all aspects of our business are welcome. Although we may not respond on an individual basis, your comments help us measure shareholder satisfaction. Collectively, we may benefit from your suggestions and comments.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT
CONTENTS
ELECTION OF DIRECTORS
BOARD NOMINEES
CONTINUING DIRECTORS
BOARD INFORMATION
BOARD COMPENSATION
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE
CORTLAND BANCORP PERFORMANCE GRAPH CUMULATIVE VALUE OF $100 INVESTMENT
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORTLAND BANCORP SHARE OWNERSHIP
DIRECTORS AND EXECUTIVE OFFICERS
NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
VOTING PROCEDURES / REVOKING YOUR PROXY
SUBMISSION OF SHAREHOLDERS PROPOSALS
OTHER BUSINESS
AUDIT COMMITTEE CHARTER
FORM OF PROXY CORTLAND BANCORP

CONTENTS

General Information	1

Election of Directors	2

Board Information	4

Board Compensation	5

Audit Committee Report	6

Executive Compensation Committee Report	7

Compensation Committee Interlocks and Insider Participation	10

Summary Compensation Table	11

Cortland Bancorp Performance Graph	16

Section 16(A) Beneficial Ownership Reporting Compliance	17

Notification of Appointment of Independent Auditors	18

Voting Procedures/Revoking your Proxy	18

Submission of Shareholder Proposals	19

Other Business	19

Appendix A

ELECTION OF DIRECTORS

Board Structure:	Cortland Bancorp’s Board of Directors has nine (9) members. The following information includes the principal occupation or employment of each Director during the past five years. The directors are divided into three classes. At each Annual Meeting, the term of one class expires. Directors in each class serve for three-year terms.

BOARD NOMINEES

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR

If Elected, Term will Expire At the 2004 Annual Meeting:	William A. Hagood	Mr. Hagood is the owner and President of Tri-City Mobile Homes, Inc., a company that operates a mobile home park. Mr. Hagood is 69 years old and has been a member of the Board of Directors since 1972.

	K. Ray Mahan	Mr. Mahan is President of Mahan Packing Company, a meat packing company. Mr. Mahan is 61 years old and has been a member of the Board of Directors since 1976.

	Richard L. Hoover	Mr. Hoover is retired. He most recently served as a Consultant and Major Account Executive for VMX, Inc. Mr. Hoover is 69 years old and has been a member of the Board of Directors since 1980.

BOARD NOMINEES

PRINCIPAL OCCUPATION, AGE
NAME	AND YEAR BECAME A DIRECTOR

Rodger W. Platt	Mr. Platt is President and Chairman of the Board of Cortland Bancorp. He is also President, Chairman of the Board and Chief Executive Officer of the Bank. Mr. Platt is 65 years of age and has been a member of the Board of Directors since 1974.

Proxies solicited by the Board of Directors will be voted “FOR” the Board’s nominees listed above unless a different vote is specified.

The Board of Directors of Cortland Bancorp unanimously recommends that you vote “FOR” the nominees listed above.

CONTINUING DIRECTORS

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR

Term will Expire At the 2003 Annual Meeting:	George E. Gessner	Mr. Gessner is an attorney. He is a partner and Director in the Law Firm of Gessner & Platt Co., L.P.A. Mr. Gessner is 56 years old and has been a member of the Board of Directors since 1987.

	James E. Hoffman, III	Mr. Hoffman is an attorney. He is President of Hoffman & Walker Co., L.P.A. Mr. Hoffman is 49 years old and has been a member of the Board of Directors since 1984.

	Timothy K. Woofter	Mr. Woofter is President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Mr. Woofter was also Vice President, Treasurer and Director of Kinsman Precast, Inc., which is now closed. He is 50 years old and has been a member of the Board of Directors since 1985.

CONTINUING DIRECTORS

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR

Term will Expire At the 2002 Annual Meeting:	Lawrence A. Fantauzzi	Mr. Fantauzzi was elected Senior Vice President of the Bank in 1996. He serves as Controller and Chief Financial Officer, as well as Secretary-Treasurer of both Cortland Bancorp and the Bank. Mr. Fantauzzi has also been Vice President and Director of New Resources Leasing Corporation since 1995. Mr. Fantauzzi is 53 years old and has been a member of the Board of Directors since 1999.

	David C. Cole	Mr. Cole is a partner and General Manager of Cole Valley Motor Company and he is a partner in Cole Brothers Dodge, all automobile dealerships. Mr. Cole is 42 years old and has been a member of the Board of Directors since 1989.

BOARD INFORMATION

Board Meetings:	In 2000, the Board of Directors of Cortland Bancorp held a total of nine (9) regular meetings. Each director attended at least 75% of his Board and committee meetings.

Board Committees:	The Audit Committee recommends to the full Board of Directors of Cortland Bancorp, appointment of the Corporation’s independent auditors. It also approves audit reports and plans, accounting policies, and audit outsource arrangements including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee also receives reports from the loan review area of the Bank. The Audit Committee held eight (8) meetings during 2000. All members of the committee are non-employee directors. Serving as members in 2000 were Messieurs Hoover, Mahan and Woofter. Cortland Bancorp’s board has adopted a written charter for the Audit Committee. The charter is attached as Appendix A.

Audit Committee Independence. In the opinion of Cortland Bancorp’s board none of the directors who serve on the Audit Committee has a relationship with Cortland Bancorp or Cortland Savings and Banking Company that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is or has for the past three years been an employee of Cortland Bancorp or the Bank, and no immediate family members of any of them is or has for the past three years been an executive officer of Cortland Bancorp or the Bank. Although certain of the directors and their affiliates, including Director Woofter, are indebted to the Bank for credit extended in the ordinary course of business, payments made by them to Cortland Bancorp or to Cortland Savings and Banking Company in the past three years have not in any of those years exceeded the greater of 5% of the affiliates’ revenues or $200,000. See, “Executive Compensation Committee Interlocks and Insider Participation,” below. In the opinion of Cortland Bancorp’s board, the directors who serve on the Audit Committee are “independent directors,” as that term is defined in Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc.

The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. The Board of Cortland Bancorp and the Board of the Bank consist of the same individuals, and all executive officers of Cortland Bancorp are also executive officers of the Bank. The executive officers of Cortland Bancorp receive no compensation from Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as executive officers of Cortland Bancorp and the Bank.

The Executive Compensation Committee, which is technically a committee of the Bank’s board, oversees executive officer compensation and compensation under the Employee Service Award Program, the Profit Sharing Program and the Employee Benefit Plan 401(k). The committee held (nine) 9 meetings in 2000. Only those directors who are not officers or employees of Cortland Bancorp or Cortland Savings and Banking Company are eligible for service on the Executive Compensation Committee. Directors Cole, Hagood and Woofter comprised the Executive Compensation Committee in 2000. Subject to continuing supervision of the committee, authority to establish compensation standards for non-executive officers has been delegated to Mr. Stephen Telego, Sr. Mr. Telego is Senior Vice President and Director of Human Resources and Corporate Administration of Cortland Savings and Banking Company and advisor to the Executive Compensation Committee.

Director Nominations:	Cortland Bancorp’s board does not have a nominating committee. According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to recommend an individual for nomination to the board must provide timely written notice. To be timely, the notice must be mailed to the President at least 14 days – but no more than 50 days – before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting. The shareholder’s notice of nomination must give:

• The name and address of his nominee,

• The principal occupation of the nominee,

• The number of shares that will be voted for the proposed nominee,

• The name and address of the shareholder making the nomination, and

• The number of shares beneficially owned by the shareholder making the nomination.

We will disregard a shareholder’s nomination if it is not made in compliance with these standards.

BOARD COMPENSATION

Retainer And Fees:	Non-employee directors receive a $15,000 annual retainer. Employee directors receive a $6,000 annual retainer.

Director Retirement Agreements And Insurance For Non- Employee Directors:	On December 26, 2000, the Board of Cortland Bancorp authorized Cortland Bancorp to enter into Director Retirement Agreements with each non-employee director (Directors Cole, Gessner, Hagood, Hoffman, Hoover, Mahan and Woofter). Each Director Retirement Agreement provides for a benefit of $10,000 annually for retirement on or after reaching the normal retirement age. The normal retirement age for each director varies, ranging from age 61 for Director Cole to age 73 for Directors Hagood and Hoover. Post-retirement benefits terminate after 10 years. The Director Retirement Agreements also provide for reduced retirement benefits in the case of retirement before reaching the normal retirement age, and retirement benefits for termination of director service within one year after a change in control. For this purpose, the term “change in control” is defined in the director retirement agreements in the same way it is defined in the Severance Agreements discussed hereinafter (see, “Executive Compensation – Severance Agreements"), except that a change in control arising out of a change in board composition relates solely to a change in the composition of Cortland Bancorp’s board, not Cortland Savings and Banking Company’s board.

Cortland Bancorp purchased insurance policies on the lives of the non-employee directors. Under Cortland Bancorp’s Split Dollar Agreements and Split Policy endorsements with the directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between Cortland Bancorp and each director. Each outside director’s portion of the policy’s death benefit is $100,000. Cortland Bancorp will be entitled to any death benefits remaining after payment to the director’s beneficiaries. Cortland Bancorp fully paid the premiums for these seven insurance policies with one lump sum aggregate premium payment of approximately $1.4 million. Cortland Bancorp expects to recover the premium in full from Cortland Bancorp’s portion of the policies’ death benefits.

Cortland Bancorp purchased the insurance policies as an informal financing mechanism for the company’s Director Retirement Agreement post-retirement payment obligations to the directors. Although Cortland Bancorp expects the policies on the directors’ lives to serve as a source of funds for the director retirement benefits payable under the company’s Director Retirement Agreements, the directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp, payable upon each director’s termination of service.

AUDIT COMMITTEE REPORT

Audit Committee Report. The Audit Committee has submitted the following report for inclusion in this proxy statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2000 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Packer Thomas the independent accountants’ independence. Based on this, the Audit Committee recommended to the board that the audited financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Richard L. Hoover
K. Ray Mahan
Timothy K. Woofter

EXECUTIVE COMPENSATION COMMITTEE REPORT

Compensation Philosophy And Objectives:	Our compensation program is designed to help us attract, retain and motivate all of our employees, and to:

• reward performance that increases the value of your stock;

• attract, retain and motivate executives with competitive compensation opportunities;

• encourage management ownership of Cortland Bancorp’s stock; and

• balance short-term and long-term strategic goals.

Executive Compensation Generally:	Mr. Platt evaluates the performance of executive officers. The Executive Compensation Committee evaluates Mr. Platt’s performance. All officer evaluations take account of:

• job knowledge, initiative and originality,

• quality and accuracy of work performed, and priority setting,

• customer relations,

• subordinate feedback and ability to provide instruction to staff, and

• the relationship of these factors to Cortland Bancorp’s and the Bank’s achievement of their overall objectives.

Service Award Program:	The service award program is a post-retirement benefit arrangement under which selected officers receive an annual benefit based upon their years of service. See, “Executive Compensation –Cortland Savings and Banking Company Service Award Program.”

Profit Sharing Program:	The Bank maintains a discretionary profit sharing program for its executive officers and employees. If the Bank achieves its profit goal for the fiscal year, the board may - but is not required to —approve profit sharing. Each employee receives one point for every ten years of service and one point for every thousand dollars of pay earned during the year. This total is multiplied by a factor determined by the Board and the new total is multiplied by a factor representing the employee’s job grade, placement within that job grade and most recent performance review.

Employee Benefit Plan 401(k):	The Bank had a defined contribution retirement plan which covered all employees that had accumulated 1,000 hours of service in the 12 months immediately preceding the plan entry dates of January 1 or July 1. The Bank contributed 2% of the gross pay of each eligible participant, regardless of whether or not the participant contributed, up to the annual maximum allowed by the IRS. The Bank matched participants’ voluntary contributions up to 2% of gross pay or the annual maximum allowed by the IRS. Participants were able to make voluntary contributions up to a maximum of 10% of gross wages or the annual maximum allowed by the IRS, whichever was less.

Effective April 1, 2000, the Plan was changed. Through payroll deduction, employees may make pre-tax contributions from 1% to 15% of eligible pay. Internal Revenue Service dollar limits apply. Cortland Savings and Banking Company will make matching contributions equal to 100% of pre-tax contributions up to 5% of eligible pay. Contributions to the Plan, plus any earnings they generate, are fully and immediately vested.

CEO Compensation:	As the principal executive officer of Cortland Bancorp and Cortland Savings and Banking Company, Mr. Platt’s key responsibilities include:

• directing and guiding Bank activities,

• taking the initiative for organizational changes, new products and services, expansion of the Bank’s service area, and strategic planning,

• communicating policies and goals to officers and department heads,

• monitoring employee morale,

• maintaining esprit de corps to encourage high productivity,

• ensuring the integrity of the assets of Cortland Bancorp and the Bank,

• cultivating positive customer relationships,

• sustaining and enhancing shareholder relations and communications, and

• promoting community involvement.

The committee’s evaluation of the chief executive officer’s compensation is largely subjective, based upon the committee’s assessment of:

• the chief executive’s performance,

• growth and operating results of Cortland Bancorp and the Bank,

• challenges that exist in achievement of corporate objectives, and the chief executive’s progress toward overcoming the challenges arising from time to time,

• compensation practices at peer group institutions, and

• levels of responsibility of the chief executive officer in comparison to chief executives of other peer group institutions.

Peer group comparison data are derived from a variety of sources, including the Bank Administration Institute, SNL Securities, the Ohio Bankers Association and information provided by compensation consultants engaged from time to time. Cortland Bancorp and Cortland Savings and Banking Company consider their peer group to consist of publicly held, community-based and regional bank and bank holding companies in Ohio with total assets between $350 million and $600 million.

As part of the Executive Compensation Committee’s review of his performance, Mr. Platt completes a self-evaluation rating his performance on an ascending scale of 1 to 5. The Executive Compensation Committee reviewed Mr. Platt’s self-evaluation for 2000, agreeing with his self-evaluation rating of 4.5 which is “above expected”. Based on the Bank’s merit pay matrix, the committee approved and recommended to the Board of Directors of Cortland Bancorp that Mr. Platt’s annual salary be increased to $225,000 effective September 1, 2000. Mr. Platt’s salary reflects his leadership, vision and focus.

Deductibility Under Internal Revenue Code Section 162(m):	We believe it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. Cortland Bancorp and Cortland Savings and Banking Company recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The board and the Executive Compensation Committee could award non-deductible compensation in other circumstances as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, we can give you no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Conclusion:	The Executive Compensation Committee believes that Mr. Platt and his executive team have provided outstanding service to Cortland Bancorp and to Cortland Savings and Banking Company. The Executive Compensation Committee will work to ensure that the executive compensation programs continue to meet our strategic goals as well as our overall objectives

Submitted by the Executive Compensation Committee
David C. Cole
William A. Hagood
Timothy K. Woofter

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Hoffman & Walker Co., LPA	Cortland Bancorp and the Bank retained the legal services of Hoffman & Walker Co., LPA during 2000. James E. Hoffman, III is a member of Cortland Bancorp’s Board of Directors. Mr. Hoffman is also a part owner of Hoffman & Walker Co., LPA. The amount of fees paid to Hoffman & Walker Co., LPA by the Corporation and the Bank during 2000 was $10,400, which was approximately 5.4% of the firm’s gross revenues during 2000.

Gessner & Platt, Co., LPA	The Corporation and the Bank also retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner is a member of Cortland Bancorp’s Board of Directors. Mr. Gessner is also a member of Gessner & Platt Co., LPA. The amount of fees paid to Gessner & Platt Co., LPA by the Corporation and the Bank during 2000 was less than 5% of the law firm’s gross revenues during 2000.

Management Indebtedness:	Certain directors and officers, including members of the Compensation Committee, and one or more of their associates have engaged in banking transactions with the Bank. All of these transactions were in the ordinary course of the Bank’s business during 2000 and up to the present time. All loans and undisbursed commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Cortland Bancorp, do not involve more than a normal risk of collectibility, nor do they contain or present any other features unfavorable to Cortland Bancorp or the Bank. Cortland Bancorp and Cortland Savings and Banking Company expect that similar transactions will occur in the future.

Executive Compensation

      Cortland Bancorp does not pay any cash compensation to its officers or employees. Cortland Savings and Banking Company pays cash compensation. For the President and Chief Executive Officer, and for the Bank’s three other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year 2000 and whose total compensation (including salary and bonus) exceeded $100,000, the following table sets forth information regarding all forms of compensation paid or payable to the named executive officer(s) for services in all capacities for the years indicated:

SUMMARY COMPENSATION TABLE

	Annual compensation

Name and				Other Annual	All other
Principal Position	Year	Salary ($)(1)	Bonus($)(2)	compensation($)	compensation($)

Rodger W. Platt	2000	$206,768.36	$19,089.00	(3)	$9,958.00	(4)

President and Chairman of	1999	$200,460.08	$16,379.00	(3)	$6,400.00

The Board of Cortland Bancorp	1998	$195,261.18	$15,238.00	(3)	$6,400.00

and President, Chairman and CEO of the Bank

Lawrence A. Fantauzzi	2000	$128,959.32	$9,264.00	(3)	$5,133.22	(4)

Senior Vice President, Chief	1999	$110,149.32	$7,810.00	(3)	$4,299.02

Financial Officer,Controller	1998	$93,131.70	$7,031.00	(3)	$3,725.28

and Secretary-Treasurer of Cortland Bancorp and the Bank

James M. Gasior	2000	$110,040.60	$8,520.00	(3)	$5,234.40	(4)

Senior Vice President and	1999	$93,365.24	$7,188.00	(3)	$4,022.08

Chief of Administration and	1998	$83,167.32	$6,408.00	(3)	$3,326.64

Lending of Cortland Bancorp and the Bank

Stephen A. Telego, Sr.	2000	$98,346.68	$7,814.00	(3)	$4,675.61	(4)

Senior Vice President and	1999	$78,890.44	$6,578.00	(3)	$3,418.72

Director of Human Resources	1998	$59,856.72	$5,798.00	(3)	$2,396.36

And Corporate Administration Of Cortland Savings and Banking Company

(1)	For Rodger W. Platt, the salary figures for each year include board fees of $6,000. For Lawrence A. Fantauzzi, his salary figure includes board fees of $5,500 in 1999 and $6,000 in 2000. Salary figures also include amounts deferred at the election of the named executive officers under the 401(k) plan.

(2)	Represents bonuses paid under Cortland Savings and Banking Company’s profit sharing plan, under which a discretionary cash payment may be made to bank officers and employees based upon achievement of the bank’s profit goal established each year.

(3)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4)	Includes the following company contributions to the 401(k) plan accounts of the named executive officers in 2000:

	401(k) plan contributions

Named executive officer	Non-Elective	Matching

Rodger W. Platt	$1,082.61	$8,876.07

Lawrence A. Fantauzzi	$598.14	$4,535.08

James M. Gasior	$535.20	$4,699.20

Stephen A. Telego, Sr	$483.39	$4,192.22

      Cortland Savings and Banking Company Service Award Program. Until terminated by board action on December 29, 2000, the Bank maintained an employee service award program under which named executive officers would have received a $5,000 credit for each year of service from the date of hire. Participants were eligible to receive benefits if they completed 10 years of continuous service and retire after reaching age 62, or retired due to a disability. The distributions would have been paid monthly over a 10-year period commencing upon retirement. The employee service award program was terminated at the time the Bank entered into the salary continuation agreements described in the following section of the proxy statement.

      Salary Continuation Agreements and Life Insurance. Cortland Bancorp and Cortland Savings and Banking Company do not have a defined benefit pension plan providing benefits based on final compensation and years of service. However, on December 26, 2000, the Bank’s board of directors authorized the Bank to enter into Salary Continuation Agreements with eight executive officers, including the executive officers identified in the Summary Compensation Table.

      The Salary Continuation Agreements are intended to provide the executive officers with an annual benefit for 15 years of approximately 60% of their estimated final compensation at the normal retirement age of 65, taking into account anticipated benefits payable to the retired executive under the Bank’s 401(k) plan and Social Security benefits. The Salary Continuation Agreements provide for reduced benefits in the case of early retirement on or after reaching the early retirement age (age 62 for officers other than Mr. Platt, age 65 for Mr. Platt), or in the case of retirement due to disability occurring at any age, but in either case benefits do not become payable until the executive officer reaches normal retirement age. Benefits are fixed under the Salary Continuation Agreements regardless of whether actual final compensation equals the final compensation estimate established when the Salary Continuation Agreements were entered into. Benefits are also payable under the Salary Continuation Agreements if the executive’s service with Cortland Savings and Banking Company terminates within one year after a change in control, whether termination is voluntary or involuntary. The term “change in control” is defined in the Salary Continuation Agreements in the same way it is defined in the Severance Agreements discussed hereinafter (See, -“Severance Agreements”).

      On December 29, 2000, the Bank purchased insurance policies on the eight executives’ lives, making a single-premium payment aggregating $2,275,000 for all eight policies. The Bank expects to recover in full the premium paid by it from the Bank’s portion of the policies’ death benefits. If the executive dies before the normal retirement age but in active service to the Bank, his beneficiaries will receive a life insurance death benefit in a fixed amount, and the Bank will receive the remainder of the death benefit proceeds. If the executive dies after retirement, his beneficiaries will receive any payments to which the executive would have been entitled under the Salary Continuation Agreement, but none of the proceeds of the life insurance. The Bank purchased the policies as a source of funds for the Bank’s Salary Continuation Agreement obligations arising out of executives’ death before retirement, as well as an investment to fund the Bank’s post-retirement payment obligations to the executives. Although the Bank expects the policies to serve as a source of funds for death benefits payable under the Salary Continuation Agreements, the executives’ contractual entitlements under the Salary Continuation Agreements are not funded. These contractual entitlements remain contractual liabilities of Cortland Savings and Banking Company, payable after the executives’ termination of employment.

      The following table shows benefits payable to the named executive officers under their Salary Continuation Agreements, as well as the death benefit under the life insurance policies:

Annual benefit payable under the Salary Continuation
Agreements for 15 years

					Lump sum
					payable for
					termination
					within one
				Retirement	year after a
	Early		Early	on or after	change in	Life
	Retirement	Disability	retirement	normal	control	insurance
Named executive	occurring	occurring in	at first	retirement	occurring in	death
officer	in 2001(1)	2001	eligibility(2)	age(3)	2001(4)	benefit
Rodger W. Platt	$13,986	$13,986	$13,986	$60,000	$900,000	$523,203

Lawrence A. Fantauzzi	$0	$7,416	$45,636	$59,600	$216,199	$519,715

James M. Gasior	$0	$3,920	$40,765	$43,600	$60,751	$380,194

Stephen A. Telego, Sr.	$0	$5,794	$50,839	$57,600	$129,497	$502,275

(1)	No benefits are payable if service terminates before the early retirement age, which is age 62 for officers other than Mr. Platt. For Mr. Platt, the early retirement age is 65. Mr. Platt is currently the only executive officer eligible for early retirement. But if termination of service is due to disability or if it follows within one year after a change in control, benefits are payable under the Salary Continuation Agreements. In the case of early retirement or disability, payments under the Salary Continuation Agreement do not commence until the executive reaches normal retirement age. The lump sum change in control benefit is payable within three days after the executive’s termination, provided termination of his service occurs within one year after a change in control.

(2)	For each year of service after reaching early retirement age, the early retirement benefit increases in amount until normal retirement age. Mr. Platt is currently eligible to receive an early retirement benefit, while Messrs. Fantauzzi, Gasior and Telego do not become eligible to receive an early retirement benefit until 2009, 2021 and 2015, respectively.

(3)	The normal retirement age is 65 for officers other than Mr. Platt. Mr. Platt’s normal retirement age is 70 under his Salary Continuation Agreement.

(4)	Except in the case of Mr. Platt, the change in control lump sum increases in amount each year. The amount shown assumes a change in control occurs in 2001. For officers other than Mr. Platt, the change in control lump sum is discounted to reflect the present value of the normal retirement benefit payable over a 15-year period, using a discount rate of 8% with monthly compounding. Mr. Platt’s Salary Continuation Agreement also provides for an additional tax gross-up payment if the total payments and benefits due to him as a result of a change in control exceeds the limits under Section 280G of the Internal Revenue Code. The gross-up feature is discussed below in the description of the severance agreements.

Cortland Savings and Banking Company has also agreed to pay legal fees incurred by the executives associated with the interpretation, enforcement, or defense of their rights under the Salary Continuation Agreements, up to a maximum of $500,000.

Group Term Carve-Out Plan. On December 29, 2000, Cortland Savings and Banking Company purchased insurance policies on the lives of twenty-two officers, for which the Bank made a single premium payment of approximately $2.8 million. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit in excess of $50,000 is currently taxed to the employee as ordinary income. The Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with tax-free permanent life insurance. The officers covered by the group term carve-out split dollar insurance includes Mr. Fantauzzi, Mr. Gasior and Mr. Telego. The Bank and the officers share rights to death benefits payable under the policies. An officer’s beneficiaries are entitled to an aggregate amount equal to:

1)	the lesser of (a) $500,000 or (b) twice the officer’s current annual salary at the time of death, less $50,000, if he or she dies before retirement, or

2)	the lesser of (a) $500,000 or (b) the officer’s most recent salary at the time of death

- if he or she dies after retirement (provided he or she did not retire before the early retirement age of 62),

- if his or her employment shall have previously terminated within one year after a change in control, whether termination was voluntary or involuntary,

- if employment terminated due to disability.

The Bank receives the remainder of death benefits. The Bank expects to recover in full from the Bank’s portion of the policy’s death benefits the premium paid by the Bank. No benefits are payable under the plan to any officer whose employment terminates before the age of 62, unless termination is due to disability or unless termination followed within one year after a change in control. The term “change in control” has the same meaning in the Group Term Carve-Out Plan as it has for purposes of the severance agreements, discussed below. Benefits payable to the officers’ beneficiaries are payable in a lump sum at the officer’s death.

The officers also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the employee’s beneficiaries if the employee dies while employed by the Bank.

Similar to the director split dollar life insurance agreements previously discussed, the death benefit payable to the executive will be paid directly by the insurance company to the named beneficiary. As such, the Bank has no benefit obligation to the participants in the Group Term Carve-Out Plan, and no accruals (i.e., no expense recognition) are required under generally accepted accounting principles. This Group Term Carve-Out Plan was a replacement for the executives’ participation in the Bank’s group term life insurance program (except for the non-taxable $50,000 group term life insurance benefit). The Group Term Carve-Out Plan provides comparable life insurance coverage to what the executives had under the Bank’s group term life insurance program for all employees, while reducing the annual increasing expense of group term life insurance.

CEO Split Dollar Agreement. Mr. Platt, the President of Cortland Bancorp and The Bank, also has post-retirement death benefit insurance coverage equal to one times base annual salary at the date of his retirement. This split dollar insurance benefit does not arise under the Group Term Carve-Out Plan. The benefit is a separate obligation expressed in The Cortland Savings and Banking Company Split Dollar Agreement and the Split Dollar Policy Endorsement executed by Mr. Platt on March 6, 2001.

Severance Agreements. The possibility of a change in control exists for most if not all public companies, including Cortland Bancorp. To assure itself of the continuity of management and to ensure that management is not unduly distracted by potential changes in control that could affect their financial security, Cortland Bancorp and the Cortland Savings and Banking Company entered into severance agreements with three of the executives identified in the Summary Compensation Table (Messrs. Fantauzzi, Gasior and Telego) and five other officers. The severance agreements were entered into on January 23, 2001 with the recommendation of the Executive Compensation Committee. The board of directors at its December 26, 2000 meeting approved the form of the agreement. The initial term of the agreement is three years, renewing each year for an additional one-year term unless the board gives 90 days’ advance written notice that the contract will not automatically renew. Each Severance Agreement will terminate when the executive officer reaches age 65.

Each severance agreement provides that the executive will be entitled to severance compensation if a change in control occurs during the agreement’s term. The severance compensation will be paid in a lump sum in cash. The amount of the severance compensation will be equal to the officer’s current annual salary, plus the amount of any bonus earned for the last whole calendar year. If a change in control occurs and the total benefits or payments to which an officer is entitled as a result are subject to excise taxes under Section 280G of the Internal Revenue Code (whether the benefits or payments arise under the severance agreement or under another compensation plan or arrangement, such as the Salary Continuation Agreements or the group Term Carve-Out Plan), the severance agreements provide also that the officers will be entitled to an additional payment, or “gross-up” payment, so that the net amount they receive after payment of excise taxes equals 80% of the amount required to gross up the executive for the excise tax. The gross-up payment will not be deductible by Cortland Bancorp or the Bank.

The term “change in control” can be defined in a variety of ways from one corporation to the next and from one benefit plan to the next. Under the Severance Agreements, a change in control means any of the following events occur:

•	Merger: Cortland Bancorp merges into or consolidates with another corporation, or merges another corporation into Cortland Bancorp, with the result in either case that less than 50% of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Cortland Bancorp shareholders immediately before the merger or consolidation,

•	Acquisition of Significant Share Ownership: a person or group of persons acting in concert acquires the power to vote 25% or more of Cortland Bancorp’s common stock,

•	Acquisition of Control of Cortland Bancorp: Cortland Bancorp’s board determines (a) that a person has acquired the power to direct Cortland Bancorp’s management or policies and (b) that this constitutes an acquisition of control for purposes of the Bank Holding Company Act and the Change in Bank Control Act and regulations there under. Under the Bank Holding Company Act and the Change in Control Act, control is conclusively presumed to exist when an acquiror has 25% ownership of a bank holding company, and control may be rebuttably presumed to exist when the acquiror has 10% ownership. Control determinations under the Bank Holding Company Act and the Change in Control Act are highly dependent on the facts of each case and are not necessarily based on stock ownership alone,

•	Change in Board Composition: during any period of two consecutive years, individuals who constituted Cortland Bancorp’s or Cortland Savings and Banking Company’s board at the beginning of the two-year period (including directors later elected by the board, or later nominated by the board for election by shareholders, by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period) cease for any reason to constitute at least a majority, or

•	Sale of Assets: Cortland Bancorp sells substantially all of its assets to a third party.

      If an officer’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health and disability insurance coverage for up to three years. The officer will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination.

      Cortland Bancorp and the Bank have also agreed to pay legal fees incurred by the executives associated with the interpretation, enforcement, or defense of their rights under the severance agreements, up to a maximum of $500,000, as adjusted for inflation from time to time.

CORTLAND BANCORP PERFORMANCE GRAPH
CUMULATIVE VALUE OF $100 INVESTMENT

      Comparison of Five-Year Cumulative Total Return Among Cortland Bancorp, The S&P 500 Index and SNL Securities Index of Banks with Assets Under $500 Million. (1)

(1)	Assumes that on December 31, 1995, $100 each was invested in the common shares of Cortland Bancorp, the S&P 500 Index, and the SNL Bank Index, with all subsequent dividends reinvested. Cortland Bancorp is not among the banking companies included in the SNL Bank Index, nor is it included in the S&P 500 Index. SNL Securities provided the S&P 500 Index and the SNL Bank Index information. Past performance provides no guarantee or assurance that similar results can or will be achieved in the future.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors and executive officers, all stock ownership reports required to be filed by such persons with the SEC were timely made during 2000.

CORTLAND BANCORP SHARE OWNERSHIP

The following table lists the ownership of Cortland Bancorp’s common shares by directors and executive officers. Ownership includes direct and indirect (beneficial) ownership, as defined by rules established and promulgated by the SEC. To the best of our knowledge, each person, along with his spouse (if any), has sole voting and investment power unless otherwise noted. Information in this table is based upon 3,812,254 outstanding common shares of Cortland Bancorp as of March 1, 2001. No person or entity owns more than 5% of the outstanding common shares of Cortland Bancorp.

DIRECTORS AND EXECUTIVE OFFICERS

		Number of	Percentage of
Name	Position	Shares	Outstanding Shares

David C. Cole	Director	2,218.870	0.06

Lawrence A. Fantauzzi	Director, Senior Vice President, Controller, Chief Financial Officer and Secretary-Treasurer	10,140.051	0.27

George E. Gessner	Director	17,306.430	0.45

William A. Hagood	Director	9,183.219	0.24

James E. Hoffman, III	Director	2,462.907	0.06

Richard L. Hoover	Director	11,367.000	0.30

K. Ray Mahan	Director	100,329.670	2. 63

Rodger W. Platt	Chairman, President, and Chief Executive Officer	27,596.000	0.72

Timothy K. Woofter	Director	46,596.568	1.22

Directors and Executive Officers, as a Group (16 Persons)		238,982.925	6.27

NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of Cortland Bancorp has appointed the firm of Packer Thomas to serve as independent auditors for Cortland Bancorp for the 2001 fiscal year. They have served as independent auditors for Cortland Bancorp since 1994. The Board of Directors does not expect representatives of Packer Thomas to be in attendance at the Annual Meeting.

      Audit Fees. The aggregate fees billed for professional services rendered by Packer Thomas for the audit of Cortland Bancorp’s annual consolidated financial statements for the year ended December 31, 2000 and for reviews of the consolidated financial statements included in Cortland Bancorp’s Forms 10-Q filed with the Securities and Exchange Commission during 2000 were $73,000.00.

      Financial Information Systems Design and Implementation Fees. During 2000, Packer Thomas did not render any services relating to operating or supervising the operation of Cortland Bancorp’s or Cortland Savings and Banking Company’s information systems or local area network, or for designing or implementing a financial management system.

      All Other Fees. The aggregate fees billed for services rendered by Packer Thomas to Cortland Bancorp and Cortland Savings and Banking Company, other than Audit Fees and Financial Information Systems Design and Implementation Fees, during 2000, including the S-3 and 401(k) Audit services, were $43,705.00. The Audit Committee determined that the provision of these services was compatible with maintaining the independence of Packer Thomas.

VOTING PROCEDURES / REVOKING YOUR PROXY

To establish a quorum, a majority of the common shares of Cortland Bancorp must be voted at the Annual Meeting in person or by proxy. The nominees for director, receiving the greatest number of votes, will be elected. Any other matters to be voted upon at the annual meeting will be decided by a majority of the votes cast on such matters unless a different percentage of votes is required by law or Cortland Bancorp’s Articles or Regulations. The Board of Directors of Cortland Bancorp is not aware as of the date of this proxy statement of any other matters to be voted upon at the Annual Meeting.

The enclosed proxies will be voted in accordance with the instructions you specify on the proxy. If you do not vote with respect to the election of directors, all shares represented by your returned, signed proxy will be voted by the management proxies selected by the Board of Directors of Cortland Bancorp as stated in the notice accompanying this proxy statement.

You may revoke your proxy by taking any of the following actions:

•	Delivering a signed, written revocation letter, dated later than the first proxy, to Deborah L. Eazor, Investor Relations, at 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410;

•	Delivering a signed proxy, dated later than the first proxy, to Deborah L. Eazor, Investor Relations, 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410; or

•	Attending the Annual Meeting and voting in person or by proxy. Simply attending the Annual Meeting will not revoke your proxy.

Proxy Solicitation:	Our employees may solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for the reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. Cortland Bancorp is paying all expenses of this proxy solicitation.

SUBMISSION OF SHAREHOLDERS PROPOSALS

If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2002, the proposal must be received by the Corporation prior to the close of business on November 19, 2001. If a shareholder intends to present a proposal at the 2002 Annual Meeting, but has not sought the inclusion of such proposal in the Corporation’s proxy materials, such proposal must be received by the Corporation prior to January 31, 2002, or the Corporation’s management proxies for the 2002 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.

OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the Annual Meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have the discretionary authority to vote in accordance with their best judgement.

A copy of Cortland Bancorp’s 2000 Annual Report on form 10-K to the Securities and Exchange Commission may be obtained by shareholders, without charge, upon written request to Shareholder Relations, Cortland Bancorp, 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410.

By Order of the Board of Directors.

Lawrence A. Fantauzzi
Secretary-Treasurer

AUDIT COMMITTEE CHARTER

Purpose:

      The Audit Committee is appointed by the Board to assist the Board in overseeing (1) the quality and integrity of Cortland Savings and Banking Company’s financial statements, (2) Cortland Banks systems of internal accounting and financial controls, (3) compliance with legal and regulatory requirements, and (4) the independence and performance of the internal outsource engagement firm and external auditors.

The Committee should promote open communication among the Committee, the board, financial and senior management, and the internal and external auditors. The Committee members and their designees have the authority to investigate any matter brought to their attention or deemed appropriate by them. They will have full access to all of Cortland Banks books, records, facilities, personnel and agents. The Committee may retain any legal, accounting and other consultants to advise the Committee.

      While the Committee has oversight responsibilities, it has no obligation to plan or conduct audits or to determine that the financial statements are complete, accurate and in accordance with generally accepted accounting principals. Management is responsible for preparing the financial statements. The external auditors are responsible for auditing and expressing their opinion on those statements. The Committee also has no obligation to conduct investigations, resolve disagreements, if any, between management, the external auditors or others, or assume compliance with any laws, regulations or the Code of Conduct.

Composition:

      The Committee shall be comprised of three or more members, as determined by the Board. All members of the Committee shall meet the independence, experience and any other requirements of the New York Stock Exchange and any other relevant regulatory body, as interpreted by the Board in its reasonable business judgment.

      Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee. The Chairman may appoint a temporary Chairman in his or her absence.

Meetings:

      The Committee will meet at least four times annually, or more frequently in its discretion. The Committee should meet annually with the Chief Executive Officer, the internal auditors (outsource engagement firm), and external auditors in separate private sessions to discuss any matters that the Committee or those individuals believe should be discussed privately.

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      The Committee may establish procedural and policy rules, subject to the supervision of the Board. The Committee may appoint subcommittees or may authorize one or more of its members to act on its behalf in carrying out its duties if permitted by applicable law, stock exchange rules, accounting standards and other governing authority.

Responsibilities:

      To fulfill its responsibilities, the Audit Committee will conduct the meetings noted above and will:

A.	Financial Reporting and the Reporting Process:

1.	Review the annual audited financial statements with management and the external auditors, including significant issues regarding accounting principles and policies, as well as the adequacy of internal controls that could significantly affect Cortland Savings and Banking Company’s financial statements.

2.	Review with management and the external auditors the quarterly financial statements, if required, by applicable law, exchange rule, accounting principles or other requirements. If requested by the Committee or advised by management or the external auditors that the review is necessary or advisable prior to the release of quarterly earnings, the review will be conducted before that release.

3.	Review one or more analyses prepared by management and the external auditors of significant financial reporting issues and judgments made in connection with the preparation of the financial statements. The analyses should review the quality, not just the acceptability, of accounting principles and financial disclosure practices used by Cortland Savings and Banking Company.

4.	Meet periodically with management to review Cortland Saving and Banking Company’s financial and operating risk exposures and the steps management has taken to monitor and control those exposures.

5.	Review significant changes to Cortland Savings and Banking Company’s account principles and policies and internal audit standards, as suggested by management, the Internal Auditor (outsource engagement firm) or the external auditors.

B.	External Auditors:

1.	Recommend to the Board the appointment of the independent external auditors. Assure the external auditors are advised that they are ultimately accountable to the Committee and the Board.

2.	Evaluate the performance of the external auditors as warranted and annually recommend their retention or replacement to the Board.

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3.	Receive periodic reports from the external auditors regarding their independence. Evaluate the reports and satisfy itself and the Board as to the continued independence of the external auditors.

4.	Approve all engagement services including special audits, agree upon procedure reviews, and consulting services.

5.	Approve the fees to be paid to the external auditors.

6.	Meet with the external auditors in connection with the audits to review the planning, staffing and scope of the significant audits to be conducted.

7.	Obtain from the external auditors assurance at least annually that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

8.	Discuss with the external auditors the matters required to be discussed by Statement of Auditing Standards No. 90, relating to the conduct of the audits.

9.	Review with the external auditors any problems or difficulties they may have encountered in performing their duties, including any restrictions on the scope of activities or access to the required information or nay changes to the planned scope of the external audit. Review any management letters provided by the external auditors and management’s response to those letters.

C.	Internal Auditors (Outsource Engagement Firm):

1.	Review the appointment, performance and replacement of the Internal Auditor–Outsource Engagement Firm.

2.	Review with the Internal Auditor–Outsource Engagement Firm the responsibilities, planned audit activities and audit function organization.

3.	Review the significant reports to management prepared by the internal auditing outsource engagement firm and management’s responses, as well as any other significant issues that department has encountered in performing its auditing duties.

D.	Management Liaison to Audit Committee

1.	Bank management has designated the Senior Vice President of Administration as the management liaison to the Audit Committee.

2.	As liaison to the Audit Committee, the Senior Vice President of Administration has no authority to develop audit plans, set audit scope, or to make decisions on behalf of the Audit Committee. The liaison to the Audit Committee assists the Audit Committee carry out the Audit Charter by providing administrative support.

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3.	The liaison to the Audit Committee should have a background in accounting and auditing and possess analytical and technical skills necessary to effectively function as a liaison between the Audit Committee, Executive Management, the external auditors, and the Audit Outsource Engagement Firm.

4.	As a member of management, the liaison assists management in assessing the various risk areas of the Bank. This risk assessment is communicated to the Audit Committee for the purpose of developing the annual audit plans.

E.	Regulatory Compliance:

1.	Review with Executive Management, the Bank Compliance Officer, and the Internal Auditor-Outsource Engagement Firm, whether Cortland Savings and Banking Company (including its domestic and foreign subsidiaries) is in material compliance with applicable law requirements. Review the procedures designed to help assure compliance with applicable laws and monitor the results of those compliance efforts.

F.	Continuing / General Duties:

1.	Review and update this Charter at least annually and recommend any proposed changes to the Board for approval.

2.	Review and, if appropriate, approve or recommend Board or shareowner approval of significant related party transactions that require Committee, Board or shareowner approval, pursuant to law or Section 3.07 of the New York Stock Exchange Manual.

3.	Report periodically to the Board on significant results of the foregoing activities.

4.	Report to the New York Stock Exchange and, if necessary, other regulatory agencies regarding the adoption of this Charter and annually on other Committee matters.

5.	Perform any other duties deemed necessary or appropriate by the Committee or the Board or as are imposed by law, rules of the New York Stock Exchange, accounting standards or similar requirements.

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FORM OF PROXY
CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common shares of Cortland Bancorp hereby appoints, George E. Gessner, James E. Hoffman, III and Timothy K. Woofter, or any one of them with full power of substitution, to serve as my proxy at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 10, 2001 at 7:00 p.m. at the Corporation’s principal office, 194 West Main Street, Cortland, Ohio, and to vote as designated below upon the following matters:

(1)	Election of Directors

	WILLIAM A. HAGOOD	[___] FOR	[___] WITHHOLD AUTHORITY

	RICHARD L. HOOVER	[___] FOR	[___] WITHHOLD AUTHORITY

	K. RAY MAHAN	[___] FOR	[___] WITHHOLD AUTHORITY

	RODGER W. PLATT	[___] FOR	[___] WITHHOLD AUTHORITY

(INSTRUCTIONS: To vote for an individual nominee, place an #X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an #X’ in the box marked #WITHHOLD AUTHORITY’ following his name.)

(2)	At the time this proxy was prepared, members of the Corporation’s Board of Directors were not aware of any other matters to be presented for action at the April 10th meeting. However, should any such matter arise at the Annual Meeting, I authorize the proxies of the Corporation to vote using their discretion as deemed appropriate:

[___] GRANT AUTHORITY	[__] WITHHOLD AUTHORITY

SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1) AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS DEEMED APPROPRIATE.

Receipt of Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.

Dated:_________________, 2001

___________________________________________ Signature

___________________________________________ Signature

Please sign exactly as the name appears. If executor, trustee, etc., give full title. If shares are registered in two names, both should sign